id-Confirm Inc.

FOR IMMEDIATE RELEASE

id-Confirm Secures $1 Million Financing

DENVER, Colorado - January 10, 2005 - id-Confirm Inc. (OTCBB:IDCO) announces that it has entered into an agreement for an equity private placement of $1,000,000.

Under the terms of the private placement, id-Confirm has sold 1,000,000 Units to one investor at a purchase price of $1.00 per Unit, for total aggregate gross proceeds of $1,000,000. Each Unit is comprised of one share of common stock and two stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock for the additional consideration of $1.25 per share for the first year after the closing of the private placement, and $1.50 per share for the second year. The warrants expire after the second year if unexercised.

The shares issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

THIS NEWS RELEASE DOES NOT CONSTITUTE ANY OFFER OF ANY SECURITIES FOR SALE.

For more information contact:

Ronald Nelson Baird
President
303.458.5727

id-Confirm, Inc.
Suite 400, 1800 Boulder Street, Denver, Colorado, 80211-6400
id-Confirm.com